Company Contact:
Gail A. Sloan
Vice President of Finance and Secretary
La Jolla Pharmaceutical Company
858-452-6600
gail.sloan@ljpc.com

LA JOLLA PHARMACEUTICAL ANNOUNCES TERMINATION OF MERGER AGREEMENT WITH ADAMIS PHARMACEUTICALS

SAN DIEGO, MARCH 5, 2010 – La Jolla Pharmaceutical Company (LJPC.PK) today announced that La Jolla and Adamis Pharmaceuticals Corporation (OTCBB: ADMP), have agreed to terminate their merger agreement relating to the proposed merger of the two companies.  The termination follows La Jolla’s announcement on March 3, 2010, that its common stock would be suspended and delisted from The NASDAQ Stock Market (“Nasdaq”) effective at the open of business on March 4, 2010 and that its stockholders failed to vote in sufficient quantities for there to be a quorum to hold the stockholders’ meeting to approve the proposals related to the merger. Holders of only thirteen percent (13%) of La Jolla’s outstanding common stock had returned their proxy cards or otherwise indicated their votes prior to the start of the stockholders’ meeting. The meeting and the solicitation of further votes was canceled due to the delisting from Nasdaq.

“We were disappointed we were not able to secure enough votes from our stockholders to close the proposed merger with Adamis, as we believe the merger provided our stockholders with the best opportunity for potential future value,” said Dr. Deirdre Y. Gillespie, La Jolla’s CEO. “Our board of directors is evaluating the options available to La Jolla, which are very limited largely because the structure of our stockholder base, 66 million shares held by thousands of small stockholders, makes it extremely challenging, if not impossible, to accomplish any transaction that requires a stockholder vote.”

Immediately after Nasdaq suspended trading, the Company ‘s common stock began being quoted on the Pink OTC Markets Inc. (the “Pink Sheets”).